Exhibit 99.1

MBIA Inc. Reports First Quarter 2015 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--May 11, 2015--MBIA Inc. (NYSE: MBI) (the Company) today reported combined operating income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $34 million for the three months ended March 31, 2015 compared with combined operating income of $40 million in the same period of 2014. The decline in combined operating income for the three months ended March 31, 2015 was primarily the result of a decrease in net investment income and a larger reduction in loss reserves in the first quarter of 2014 than in the first quarter of 2015, partially offset by an increase in premiums earned net of deferred acquisition cost amortization.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $25.78 as of March 31, 2015 compared with $24.87 as of December 31, 2014. The increase in ABV per share was primarily driven by a decrease in common shares outstanding resulting from share repurchases. The Company repurchased 8.6 million of its common shares during the first quarter of 2015.

Consolidated GAAP net income was $69 million, or $0.37 per diluted share, for the first quarter of 2015 compared with consolidated net income of $256 million, or $1.32 per diluted share, in the same period of 2014. The decrease in consolidated net income in the first quarter of 2015 was primarily due to lower net gains on insured derivatives, partially offset by a lower provision for income taxes, gains on foreign exchange and lower losses on insured exposures.

Operating income and ABV per share provide investors with other views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and operating income to net income, calculated in accordance with GAAP, are attached.

“We continue to make progress toward more normal operations,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “Since National began writing new business in the third quarter of 2014, we have wrapped $614 million of par and its earnings have been stable. We also made progress at the holding company on debt reduction and repurchased over 10 million of our shares since the beginning of the year at prices we consider advantageous. MBIA Corp.’s statutory net income was positive and capital was stable as loss volatility continued its decline.”

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. public finance insurance segment recorded $56 million of operating income in the first quarter of 2015 compared with $61 million of operating income in the same period of 2014.

Total premiums earned in the U.S. public finance insurance segment were $85 million in the first quarter of 2015, up 31 percent from $65 million of total premiums earned in the same period of 2014, reflecting a 123 percent increase in refunded premiums earned partially offset by a 17 percent decline in scheduled premiums earned. The decline in scheduled premiums earned resulted from portfolio amortization and high refunding volume over the past several years.

National wrote $38 million par amount of primary new insurance during the first quarter of 2015 and wrote or is committed to write $241 million since the end of the first quarter, for a total of $614 million of par since the third quarter of 2014. Premiums written since the third quarter of 2014 totaled $8 million.

Net investment income for the U.S. public finance insurance segment was $29 million in the first quarter of 2015, down from $33 million in the first quarter of 2014 primarily due to lower average yields, lower average investment balances following a dividend payment to MBIA Inc. in the fourth quarter of 2014 and tax payments.

Other net realized losses for the U.S. public finance insurance segment were $4 million in the first quarter of 2015 as a result of an impairment charge on the Company’s former headquarters facility in Armonk, New York. The property was sold after the end of the first quarter of 2015. There were no other net realized gains or losses in the same period of 2014.

The U.S. public finance insurance segment recorded a benefit of $6 million to losses and LAE in the first quarter of 2015 compared with a benefit of $14 million in the first quarter of 2014. The benefit in losses and LAE for the first quarter of 2015 primarily related to decreases in reserves for certain municipal utilities and general obligation bonds. The benefit in losses and LAE for the first quarter of 2014 primarily related to decreases in reserves associated with certain general obligation bonds.

The amortization of deferred acquisition costs totaled $18 million in the first quarter of 2015 compared with $14 million in the same period of 2014. The increase in the amortization of deferred acquisition costs was due to higher refunding activity in 2015.

National’s operating expenses were $16 million in the first quarter of 2015, compared with $13 million in the same period of 2014. The increase in operating expenses in the first quarter of 2015 was driven by increased headcount and higher allocated compensation expenses as National expands its new business activities.

National had qualified statutory capital of $3.3 billion and claims-paying resources totaling $4.9 billion as of March 31, 2015.

Corporate

The corporate segment is responsible for general corporate activities, including managing the holding company’s balance sheet and expense base, providing support services to MBIA’s other operating businesses and other business development activities. Shared support services are provided by MBIA Services Corporation on a fee-for-service basis.

The corporate segment recorded an operating loss of $22 million in the first quarter of 2015 compared with an operating loss of $21 million in the same period of 2014. The increase in the corporate segment's operating loss was primarily driven by a lower benefit from income taxes, lower net investment income and higher losses on financial instruments at fair value and foreign exchange, partially offset by lower net realized losses and lower interest expense. In the first quarter of 2014, the corporate segment recorded a net realized loss of $5 million on an investment. There were no similar net realized gains or losses in the corporate segment in the first quarter of 2015.

As of March 31, 2015, MBIA Inc. held cash and liquid assets of $567 million, excluding $193 million of assets in its tax escrow account. During the first quarter of 2015, $228 million was released to MBIA Inc. from the tax escrow account in accordance with the Company’s tax sharing agreement.

The Company’s consolidated net operating loss carryforward for income tax purposes as of March 31, 2015 was approximately $3.1 billion.

During the first quarter of 2015, the Company repurchased 8.6 million of its common shares at an average price of $8.83 per share. In the second quarter of 2015 through May 5, 2015, the Company repurchased an additional 1.9 million common shares at an average price of $9.15 per share. As of May 5, 2015, there was $95 million of remaining authorized capacity under the Company’s 2014 share repurchase program.

International and Structured Finance Insurance Results

The international and structured finance insurance business is primarily conducted through MBIA Corp. and includes the results of MBIA Insurance Corporation, the New York-regulated insurer on a stand-alone basis and its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company does not measure operating income of this segment. The international and structured finance insurance segment’s contribution to consolidated GAAP net income was a net loss of $2 million in the first quarter of 2015, compared with net income of $254 million in the same period of 2014. The change was driven by lower net gains on the fair value of insured derivatives, partially offset by a benefit from income taxes in the first quarter of 2015 compared with a provision for income taxes in the same period of the prior year, as well as lower loss and LAE expenses.

MBIA Corp.’s statutory net income for the first quarter of 2015 was $3 million. Statutory net losses and LAE incurred for the first quarter of 2015 totaled $18 million compared with net losses and LAE incurred of $70 million in the comparable period of the prior year. The qualified statutory capital of MBIA Insurance Corporation as of March 31, 2015 was $857 million and claims-paying resources totaled $2.6 billion.

As of March 31, 2015, MBIA Insurance Corporation’s (excluding its subsidiaries and branches) liquidity position totaled $415 million consisting of cash and invested assets. Based on MBIA Corp.’s liquidity position and its assessment of payment risks on insured exposures, the Company believes that MBIA Corp.’s liquidity resources, including expected cash inflows, will adequately provide for anticipated cash outflows, including expected future claim payments.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 12, 2015 at 8:00 AM (EDT) to discuss its first quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 31617213. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 12 until 11:59 p.m. on May 26 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 31617213. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income: The sum of Operating Income of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income” definition.

Operating Income: Operating Income is a useful measurement of performance because it measures income from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income also excludes net income of the Company’s non-core operating segments. The Company’s non-core segments include the activities of its international and structured finance insurance, advisory services and conduit segments. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income is disclosed on an after-tax basis and adjustments to net income are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income is not a substitute for and should not be viewed in isolation from GAAP net income.

Operating Income per share represents that amount of Operating Income allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	March 31, 2015	December 31, 2014
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,155 and $5,036)	$5,279	$5,129
Investments carried at fair value	217	207
Investments pledged as collateral, at fair value (amortized cost $217 and $441)	183	408
Short-term investments held as available-for-sale, at fair value (amortized cost $1,114 and $1,069)	1,117	1,069
Other investments (includes investments at fair value of $13 and $13)	17	17
Total investments	6,813	6,830

Cash and cash equivalents	596	729
Premiums receivable	848	875
Deferred acquisition costs	204	217
Insurance loss recoverable	527	533
Assets held for sale	22	802
Deferred income taxes, net	969	1,028
Other assets	232	229
Assets of consolidated variable interest entities:
Cash	31	53
Investments held-to-maturity, at amortized cost (fair value $2,635 and $2,632)	2,742	2,757
Fixed-maturity securities at fair value	1,061	421
Loans receivable at fair value	1,480	1,431
Loan repurchase commitments	385	379
Derivative assets	5	-
Total assets	$15,915	$16,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,874	$1,986
Loss and loss adjustment expense reserves	499	506
Investment agreements	538	547
Medium-term notes (includes financial instruments carried at fair value of $180 and $197)	1,108	1,201
Long-term debt	1,828	1,810
Derivative liabilities	391	437
Liabilities held for sale	-	772
Other liabilities	266	271
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,653 and $2,047)	5,395	4,804
Derivative liabilities	76	-
Total liabilities	11,975	12,334

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,670,699
and 281,352,782	282	281
Additional paid-in capital	3,124	3,128
Retained earnings	2,927	2,858
Accumulated other comprehensive income (loss), net of tax of $4 and $7	22	21
Treasury stock, at cost--98,097,072 and 89,409,887 shares	(2,436)	(2,359)
Total shareholders' equity of MBIA Inc.	3,919	3,929
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,940	3,950
Total liabilities and equity	$15,915	$16,284

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues:
Premiums earned:
Scheduled premiums earned	$55	$69
Refunding premiums earned	46	19
Premiums earned (net of ceded premiums of $4 and $2)	101	88
Net investment income	37	50
Fees and reimbursements	1	4
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(9)	(369)
Unrealized gains (losses) on insured derivatives	37	838
Net change in fair value of insured derivatives	28	469
Net gains (losses) on financial instruments at fair value and foreign exchange	30	(55)
Net gains (losses) on extinguishment of debt	-	1
Other net realized gains (losses)	20	1
Revenues of consolidated variable interest entities:
Net investment income	12	12
Net gains (losses) on financial instruments at fair value and foreign exchange	(10)	3
Net gains (losses) on extinguishment of debt	-	4
Total revenues	219	577

Expenses:
Losses and loss adjustment	(6)	50
Amortization of deferred acquisition costs	13	10
Operating	35	46
Interest	50	54
Expenses of consolidated variable interest entities:
Operating	4	3
Interest	10	10
Total expenses	106	173
Income (loss) before income taxes	113	404
Provision (benefit) for income taxes	44	148
Net income (loss)	$69	$256

Net income (loss) per common share:
Basic	$0.37	$1.33
Diluted	$0.37	$1.32

Weighted average number of common shares outstanding:
Basic	181,735,876	189,033,982
Diluted	182,736,415	190,263,748

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended March 31,
	2015	2014
Net income (loss)	$69	$256
Less: net income of Non-Core Segments, including eliminations	(3)	253
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(17)	(35)
Foreign exchange gains (losses)(1)	42	(2)
Net gains (losses) on sales of investments(1)	-	1
Other net realized gains (losses)(2)	13	-
Tax valuation allowance on adjustments(3)	-	(1)
Operating income (loss)	$34	$40

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended March 31,
	2015	2014
Net income (loss)	$57	$61
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	1	-
Operating income (loss)	$56	$61

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended March 31,
	2015	2014
Net income (loss)	$15	$(58)
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(17)	(35)
Foreign exchange gains (losses)(1)	42	(2)
Net gains (losses) on sales of investments(1)	(1)	1
Other net realized gains (losses)(2)	13	-
Tax valuation allowance on adjustments(3)	-	(1)
Operating income (loss)	$(22)	$(21)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(2)	Relates to the after-tax gain on the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (4)

	As of March 31, 2015	As of December 31, 2014

Reported Book Value per Share	$21.35	$20.47

Reverse book value of Non-Core Segments (after-tax) (1)	1.41	1.16

Reverse net unrealized (gains) losses included in other comprehensive income (after-tax)	(0.29)	(0.15)

Add net unearned premium revenue (after-tax) (2) (3)	3.31	3.39

Adjusted Book Value per Share	$25.78	$24.87

(1)	The book value for Non-Core Segments, primarily the international and structured finance insurance segment, does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs.
(3)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2015	December 31, 2014
Policyholders' surplus	$2,278	$2,190
Contingency reserves	1,051	1,076
Statutory capital	3,329	3,266

Unearned premium reserve	1,289	1,375
Present value of installment premiums (1)	216	216
Premium resources (2)	1,505	1,591

Net loss and loss adjustment expense reserves (1)	(17)	(13)
Salvage reserves	102	106
Gross loss and loss adjustment expense reserves	85	93
Total claims-paying resources	$4,919	$4,950

Net debt service outstanding	$331,837	$352,033

Capital ratio (3)	100:1	108:1

Claims-paying ratio (4)	76:1	80:1

MBIA Insurance Corporation (5)
	March 31, 2015	December 31, 2014
Policyholders’ surplus	$549	$542
Contingency reserves	308	317
Statutory capital	857	859

Unearned premium reserve	412	434
Present value of installment premiums (6)	619	662
Premium resources (2)	1,031	1,096

Net loss and loss adjustment expense reserves (6)	(239)	(237)
Salvage reserves	924	938
Gross loss and loss adjustment expense reserves	685	701
Total claims-paying resources	$2,573	$2,656

Net debt service outstanding	$69,922	$74,645

Capital ratio (3)	82:1	87:1

Claims-paying ratio (4)	32:1	33:1

(1)	As of March 31, 2015 and December 31, 2014, the discount rate was 2.90%.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	As of March 31, 2015 and December 31, 2014, the discount rate was 5.17%.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190